UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2013 (June 21, 2013)

WORTHINGTON INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Charter)

Ohio	1-8399	31-1189815
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Old Wilson Bridge Road, Columbus, Ohio	43085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                   (614) 438-3210

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

Worthington Industries, Inc. (the “Company”) announced on June 21, 2013 a plan to consolidate its BernzOmatic hand torch manufacturing operation in Medina, New York into its existing facility in Chilton, Wisconsin.  The consolidation is expected to reduce internal freight expense and maximize available capacity at the Chilton facility where the Company already manufactures BernzOmatic hand torch fuel cylinders.  The closure of the Medina operation is expected to be complete by mid-2014 to ensure an orderly transition.

The Company estimates that the consolidation and closure of the Medina operations will result in one-time restructuring charges in the range of $4.0 million to $5.0 million, primarily due to severance costs, costs to relocate and install equipment, employee relations and training costs, and miscellaneous start-up costs.  Most of these costs are expected to result in future cash payments.  Approximately $2.5 million of these charges related to expected severance costs, are being accrued in the Company’s fourth quarter ended May 31, 2013.

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”).  Statements by the Company, related to expected completion of the consolidation; savings and restructuring charges; capacity utilization; future earnings; and other statements which are not historical information, constitute "forward looking statements" within the meaning of the Act.  All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected.  Factors that could cause actual results to differ materially include risks described from time to time in the Company's filings with the Securities and Exchange Commission.  For information about the factors that could cause such differences, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2012.

Item 9.01	Financial Statements and Exhibits.

(a) – (c)	Not applicable.

(d)	Exhibits:

99.1 News Release issued by Worthington Industries, Inc. on June 21, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORTHINGTON INDUSTRIES, INC.

Date: June 24, 2013
By: /s/Dale T. Brinkman
Dale T. Brinkman, Vice President-Administration,
General Counsel and Secretary